INDEMNITY AGREEMENT

     This Agreement is made as of this      day of     , by and between INVIVO Corporation, a Delaware corporation (the “Corporation”), and      (“Indemnitee”), a director and/or officer of the Corporation.

RECITALS

     A.     The Corporation and the Indemnitee recognize that the interpretation of ambiguous statutes, regulations, court opinions and the Corporation’s Certificate of Incorporation, as amended, and Restated Bylaws is too uncertain to provide the Corporation’s officers and directors with adequate or reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties in good faith for the Corporation.

     B.     The Corporation and the Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate officers and directors.

     C.     The Corporation and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, may impose substantial economic hardship upon officers and directors.

     D.     The Corporation and the Indemnitee recognize that the legal risks, potential liabilities and expenses of defense associated with lawsuits filed against officers and directors arising or alleged to arise from the conduct of the affairs of the Corporation are frequently excessive in view of the amount of compensation received by the Corporation’s officers and directors, and thus may act as a significant deterrent to the ability of the Corporation to obtain experienced and capable officers and directors.

     E.     Section 145 of the Delaware General Corporation Law which sets forth certain provisions relating to the mandatory and permissive indemnification of officers and directors (among others) of a Delaware corporation by such corporation, is specifically not exclusive of other rights to which those indemnified thereunder may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     F. In order to induce capable persons such as the Indemnitee to serve or continue to serve as officers or directors of the Corporation and to enable them to perform their duties to the Corporation secure in the knowledge that certain expenses and liabilities which may be incurred by them will be borne by the Corporation, the Board of Directors of the Corporation has determined, after due consideration and investigation of the terms and provisions of this Agreement and the various other options available to the Corporation and the Indemnitee in lieu hereof, that the following Agreement is in the best interests of the Corporation and its stockholders.

     G.     The Corporation desires to have the Indemnitee serve or continue to serve as an officer or director of the Corporation and the Indemnitee desires to serve or continue to serve as an officer or director of the Corporation; provided, and on the express condition, that the Indemnitee is furnished with the indemnity set forth hereinafter.

     H.     The Corporation and the Indemnitee desire that the Indemnitee should be held harmless and indemnified .in the Indemnitee’s capacity as a director and/or officer of the Corporation to the fullest extent permitted by the Delaware General Corporation Law and the Restated Bylaws of the Corporation.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and based on the premises set forth above, the Corporation and Indemnitee do hereby agree as follows:

     1.     Definitions. As used in this Agreement:

          (a) The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought in the name of the Corporation or otherwise and whether of a civil, criminal or administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under and/or predicated upon the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts or any rule or regulation promulgated thereunder, in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director and/or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such director and/or officer or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not he is serving in such capacity at the time any liability or expense is incurred.

          (b) The term “Expenses” includes, without limitation thereto, expenses of investigations, judicial or administrative proceedings or appeals, judgments, fines or amounts paid in settlement by or on behalf of Indemnitee, attorneys’ fees and disbursements, and any expenses of establishing a right to indemnification under Paragraph 7 of this Agreement.

     2.     Indemnity in Third Party Proceedings. The Corporation shall indemnify Indemnitee in accordance with the provisions of this section if Indemnitee is a party to, threatened to be made a party to, or otherwise involved in any Proceeding (other than a Proceeding by the Corporation itself to procure a judgment in its favor), by reason of the fact that Indemnitee is or was a director and/or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, whether such Proceeding is based on the Indemnitee’s being a director and/or officer of the Corporation or serving in such other capacity prior to or subsequent to the date hereof, against all Expenses actually incurred by Indemnitee in connection with the defense or settlement of such Proceeding, provided it is determined pursuant to Paragraph 6 of this Agreement or by the court before which such action was brought, that Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any such Proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contenders, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation, or with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

     3.     Indemnity in Proceedings by or In the Name of the Corporation. The Corporation shall indemnify Indemnitee against all Expenses actually incurred by Indemnitee in connection with the defense or settlement of any Proceeding by or in the name of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee was or is a director and/or officer of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether such Proceeding is based on the Indemnitee’s being a director and/or officer of the Corporation or serving in such other capacity prior to or subsequent to the date hereof, but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation. Notwithstanding the foregoing, no indemnification for Expenses shall be made under this Paragraph 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless and only to the extent that any court in which such Proceeding is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     4.     Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

     5.     Advances of Expenses. Expenses incurred by Indemnitee pursuant to Paragraphs 2 and 3 in any Proceeding shall be paid by the Corporation in advance at the written request of the Indemnitee, provided Indemnitee undertakes to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification.

     6.     Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any indemnification or advance under Paragraphs 2, 3 and/or 4 hereof shall be made no later than 45 days after receipt of the written request of Indemnitee, unless a determination is made within said 45-day period by (a) the Board of Directors of the Corporation by a majority vote of a quorum thereof consisting of directors who are not parties to the Proceedings that are the subject of Indemnitee’s request, or (b) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable), that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraphs 2 and 3.

     The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification or advances are not appropriate shall be on the Corporation. The failure of the Corporation to have made a determination that indemnification or advances are proper in the circumstances shall not be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s Expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

     7.     Selection of Counsel. In the event the Corporation shall be obligated to pay Expenses related to any Proceeding to which Indemnitee is a party, the Corporation shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee (whose approval will not be unreasonably withheld), upon the delivery to Indemnitee of written notice of the Corporation’s election to assume the defense. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of separate counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that Indemnitee shall have the right to employ separate counsel in any such proceeding at Indemnitee’s expense; and provided further that, if (i) the employment of counsel by Indemnitee has been previously authorized by the Corporation, (ii) Indemnitee reasonably concludes that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of the defense of the Proceeding, or (iii) the Corporation does not employ counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Corporation.

     8. Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Certificate of Incorporation, the Restated By-Laws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification under this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

     9.     Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of Expenses actually incurred by Indemnitee in any Proceeding, but not for the total amount of such Expenses, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

     10.     Savings Clause. If this Agreement or any portion thereof is invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee as to Expenses with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

     11.     Notice. As a condition precedent to Indemnitee’s right to be indemnified under this Agreement, Indemnitee shall give the Corporation notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification or advances will or could be sought under this Agreement. Notice to the Corporation shall be directed to INVIVO Corporation, 4900 Hopyard Road, Suite 210, Pleasanton, California 94588, Attention: President (or such other address as the Corporation shall designate in writing to Indemnitee).

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

INVIVO CORPORATION

By:

Its:

Indemnitee